EXHIBIT 99.1

Accredited Solutions Reaches Agreement with Holders of 100% of Variable Price Conversion Securities for 60-Day Lock-Up and 6-Month Leak-Out on All Conversions

NEW YORK, NY, September 18, 2024 (GLOBE NEWSWIRE) — Accredited Solutions, Inc. (OTC: ASII) ("Accredited Solutions" or the "Company") is pleased to announce it has successfully reached an agreement with the holders of 100% of the Company’s outstanding variable price conversion securities for a 60-day lock-up and 6-month leak-out on all conversions, as an interim agreement toward full cash redemption.

This interim agreement marks a significant milestone in the Company’s path toward a complete redemption of all outstanding variable price convertible instruments, thus avoiding the issuance of significant additional shares. As part of the redemption plan, Accredited Solutions intends to use proceeds from its upcoming Reg A offering to redeem the variable price convertible securities, thereby avoiding any need for conversion into the Company’s common stock. This strategy is designed to achieve a much lower cost of capital and dramatically limit shareholder dilution.

"We are incredibly humbled by the renewed trust from our financing partners, who are now demonstrating their confidence in our long-term vision," said Eduardo Brito, CEO of Accredited Solutions, Inc. "This agreement is a testament to our strong relationships and commitment to creating shareholder value. The trust placed in us by our financing partners positions them for our exciting future, and we are excited about the path ahead as we work toward our 5-year growth strategy." This favorable approach not only provides the Company with a cost-effective solution to manage its capital structure but also is expected to provide the platform for necessary capital for future acquisitions and organic growth. Accredited Solutions remains focused on its ambitious 5-year growth plan, which aims to achieve $750 million in annual revenue through both strategic acquisitions and organic expansion across its telco/fintech and beverage divisions.

“We’re excited to move forward with this flexible and highly supportive, balance-sheet-friendly plan,” Brito added. “These agreements set the stage for us to continue our acquisition strategy while strengthening our financial foundation. With the ongoing confidence of our stakeholders, we are firmly shaping our strategy on our way to achieving our $750 million revenue target over the next five years”.

Please be attentive to the 8-K filing relating to these agreements and stay tuned for exciting updates on our progress.

Relevant Links: https://www.diamondcreekwater.com

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business, based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

Accredited Solutions, Inc. Contact: info@diamondcreekwater.com

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Source: Accredited Solutions, Inc. https://www.diamondcreekwater.com